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                  [MANATT, PHELPS & PHILLIPS, LLP LETTERHEAD]



June 8, 1999                                                         EXHIBIT 8.1



Board of Directors
CVB Financial Corp.
701 North Haven Avenue
Ontario, California 91764

Board of Directors
Orange National Bancorp
1201 East Katella Avenue
Orange, California  92867

        RE: MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OF ORANGE NATIONAL BANCORP WITH AND INTO CVB FINANCIAL CORP. AND THE MERGER OF ORANGE NATIONAL BANK WITH AND INTO CITIZENS BUSINESS BANK

Ladies and Gentlemen:

        In accordance with your request, we provide the following analysis and opinions relating to the material federal income tax consequences of the transaction (the "Merger") whereby Orange National Bancorp ("ONB") will merge with and into CVB Financial Corp. ("CVB") pursuant to that certain Agreement and Plan of Reorganization dated as of May 18, 1999 (the "Agreement"). Immediately after the Merger, Orange National Bank ("Orange"), a wholly-owned subsidiary of ONB, shall merge with and into Citizens Business Bank ("CBB"), a wholly-owned subsidiary of CVB, pursuant to an Agreement of Bank Merger (the "Bank Merger"). Terms used herein have the same meaning as in the Agreement.

        In the Merger, ONB shall be merged with and into CVB in a statutory merger pursuant to the Agreement and in accordance with the California General Corporation Law and the separate corporate existence of ONB shall cease. CVB shall be the surviving entity. CVB shall succeed, without other transfer, to all the rights and property of ONB and shall be subject to all the debts and liabilities of ONB in the same manner as if CVB had itself incurred them. Each share of CVB Stock (other than CVB Perfected Dissenting Shares, if any) issued and outstanding immediately prior to the Effective Time of the Merger shall remain an issued and outstanding


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MANATT, PHELPS & PHILLIPS, LLP
Board of Directors


June 8, 1999
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share of common stock of CVB and shall not be converted or otherwise affected by the Merger. CVB Perfected Dissenting Shares shall, after the Effective Time of the Merger, be entitled to only such rights as are granted to them by Chapter 13 of the California General Corporation Law.

        Subject to the provisions of the Agreement, each share of ONB Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than ONB Perfected Dissenting Shares and ONB Stock held by CVB or CBB, if any) shall, on and after the Effective Time of the Merger, be automatically canceled and cease to be an issued and outstanding share of ONB Stock and shall be converted into the right to receive one and one-half (1-1/2) shares of CVB Stock (the "Conversion Ratio"). ONB Perfected Dissenting Shares shall not be converted into shares of CVB Stock in accordance with the Conversion Ratio, but shall, after the Effective Time of the Merger, be entitled to only such rights as are granted to them by Chapter 13 of the California General Corporation Law. Shares of ONB Stock held by CVB or CBB, if any (other than those held in a fiduciary capacity or as a result of debts previously contracted), shall be canceled and no consideration shall be issued in exchange therefor.

        No fractional shares of CVB Stock shall be issued in the Merger. In lieu thereof, each holder of ONB Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash, rounded to the nearest hundredth, equal to the product obtained by multiplying (a) the Average Closing Price times (b) the fraction of the share of CVB Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect to any such fraction.

        At and on the Effective Time of the Bank Merger, Orange shall be merged with and into CBB in accordance with the terms of the Agreement of Bank Merger and in accordance with the applicable provisions of the California General Corporation Law and the California Financial Code and the separate corporate existence of Orange shall cease. CBB shall be the surviving entity. CBB shall succeed, without other transfer, to all the rights and property of Orange and shall be subject to all the debts and liabilities of Orange in the same manner as if CBB had itself incurred them. Each share of CBB Stock issued and outstanding immediately prior to the Effective Time of the Bank Merger shall remain an issued and outstanding share of common stock of CBB and shall not be converted or otherwise affected by the Bank Merger. Each share of Orange Stock issued and outstanding immediately prior to the Effective Time of the Bank Merger shall, on and after the Effective Time of the Bank Merger, be automatically canceled and cease to be an issued and outstanding share of Orange Stock.

        Our analysis and the opinions set forth herein are based upon the facts as set forth in that certain Agreement and that certain Agreement of Bank Merger referred to above, including the exhibits thereto. Our analysis and opinions are also based on certain representations in the Agreement and certain written representations to us from CVB and ONB


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MANATT, PHELPS & PHILLIPS, LLP
Board of Directors


June 8, 1999
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in letters of even date herewith. Our analysis and opinions are further based on that certain Registration Statement on Form S-4 filed with the Securities and Exchange Commission to register the shares of CVB Stock to be issued in the Merger under the Securities Act of 1933, as amended, including the Proxy Statement and Prospectus in connection with the ONB Shareholders' Meeting and the CVB Shareholders' Meeting (the "Form S-4"). The facts contained in the above-referenced documents are incorporated herein by reference as the operative facts underlying the tax opinions set forth herein. One of our key assumptions for purposes of this letter is that the facts set forth in those documents are accurate on the date of this analysis and remain accurate to the date of the closing of the Merger and the Bank Merger and are otherwise true, complete, and correct. Any change or inaccuracy in such facts may adversely affect our opinions.

        We have acted as special counsel to CVB in connection with the Merger and are rendering these opinions to CVB and to ONB at their request. In rendering these opinions, we have examined such documents, laws, regulations and other legal matters as we have considered necessary or appropriate for purposes of the opinions expressed herein. We have not made any independent investigation in rendering these opinions other than as described herein.

        Our opinions are based upon the Internal Revenue Code of 1986, as amended (the "Code"), as of the date hereof and currently applicable Treasury Regulations promulgated under the Code (including proposed Treasury Regulations), published administrative positions of the Internal Revenue Service in revenue rulings and revenue procedures, and judicial decisions. Such legal authorities are all subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinions. We have undertaken no obligation to update our opinions expressed herein.

        The opinions set forth herein have no binding effect on the Internal Revenue Service or the courts. No assurance can be given that, if contested, a court would agree with the opinions set forth herein. The opinions set forth herein represent rather our best legal judgment as to the likely outcome of the issues addressed herein if such issues were litigated and all appeals exhausted.

        In the case of transactions as complex as the Merger and the Bank Merger, many federal, state and local income and other tax consequences arise. We have been asked only to address the issues specifically set forth below. No opinion is expressed regarding any other issues.

        This letter is being issued solely for the benefit of CVB and ONB and for the benefit of the CVB and ONB shareholders as of the date of the Merger. It may not be relied upon by any other person without our prior written consent.
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MANATT, PHELPS & PHILLIPS, LLP
Board of Directors


June 8, 1999
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        Subject to the foregoing, it is our opinion that the Merger will be a tax-deferred reorganization within the meaning of Section 368(a)(1)(A) of the Code and shall not result in the recognition of gain or loss for federal income tax purposes to CVB or ONB, nor shall the issuance of the CVB Stock in the Merger in exchange for shares of ONB Stock result in the recognition of gain or loss by the holders of ONB Stock who receive such stock in connection with the Merger; provided, however, that holders of ONB Stock may be taxable as a result of the receipt of cash in lieu of fractional shares. The Bank Merger shall not result in the recognition of gain or loss for federal income tax purposes to CVB, CBB, ONB, or Orange. The section titled "Material Federal Income Tax Consequences" in the Form S-4 accurately summarizes the material federal income tax consequences of the Merger and the Bank Merger.

        We hereby consent to the filing of a form of this opinion with the Securities and Exchange Commission as an exhibit to the Form S-4 to be filed in connection with the Merger and the Bank Merger.


                                             Very truly yours,


                                             /s/ Manatt, Phelps & Phillips, LLP
DJF/abb